BRF S.A.

Publically Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

- MANUAL FOR SHAREHOLDERS -

EXTRAORDINARY AND ANNUAL GENERAL MEETING

APRIL 7, 2016

CONTENTS
1 – Management’ Message	p. 03

2 – Representation of Shareholders at the Extraordinary and Annual General
Meeting
2.1 Shareholders

2.1.1. Individual Shareholders	p. 06

2.1.2. Corporate Shareholders	p. 06

2.1.3. Shareholders represented by Proxy	p. 06

2.1.4. Foreign Shareholders	p. 07

2.2. Holders of American Depositary Shares – ADSs	p. 07

3 – Proposal of the Board of Directors	p. 08

MANAGEMENT’ MESSAGE

Dears Shareholders,

BRF is a company characterized by its widespread and diffuse shareholding control, granting equal rights and protection mechanisms to shareholders.

Our shares are listed on the Novo Mercado segment of the São Paulo Stock Exchange (BM&FBovespa) and on the New York Stock Exchange (NYSE), with level III ADRs.

In line with the high level of corporate governance adopted by the Company and within the transparency, homogeneity, and equity principles defined for our relationship with investors, we hereby invite Shareholders to participate in our Extraordinary and Annual General Meeting to be held on April 07, 2016, at 11:00 a.m., at our head office located at Jorge Tzachel, 475 – Bairro Fazenda, in the City and State of Santa Catarina, Brasil.

Reinforcing our attention to the information provided, we release in our Investor Relations website (www.brf-global.com/ri, item Governança Corporativa) and in the websites of the Brazilian Securities and Exchange Commission (www.cvm.gob.br) and SEC - Securities and Exchange Commission (www.sec.gov), all the mandatory and additional documents for the understanding of the meeting and consequent decision making, as well as this manual.

We will deliberate on the following subjects at the Extraordinary and Annual General Meeting:

1.        EXTRAORDINARY GENERAL MEETING

1.1.       To approve the amendment to Article 5, caput, of the Company's Bylaws, that deals with the capital stock, in order to reflect the new number of shares into which the Company's capital stock is divided, in virtue of the cancellation of shares approved at the Board of Directors' Meeting held on February 25, 2016.

1.2.       To approve the amendment and restatement of the Company's Bylaws, particularly in order to:

(i)           expressly include in the Company's business purpose, the service provision of transportation, logistics and distribution of cargoes and food in general, as its main activity, and the commercialization of commodities in general and the service provision of fuel supply for its own fleet, as supporting activity to the Company's main activity;

(ii)          exclude the mandatory nature of the disclosure for the purchase of shares issued by the Company corresponding to more than one percent (1%) of the share capital;

(iii)         set out the applicable index and the method of calculation of the inflation adjustment levying upon the events of default by the shareholder when paying in the subscribed capital;

(iv)        include express provision on procedures for call of meeting, quorum and recording of shareholders' meeting minutes, as well as the possibility of suspending the exercise of shareholders' rights, as provided for in articles 120, 123, 125, 130 and 135 of the Corporations Act;

(v)         amend rules on the method of election of the Board of Directors' members, meetings and roles of the Board of Directors and Executive Office, replacement of directors and officers in any event of consent or temporary impediment and the method of representation of the Company;

(vi)        include rules on the election of Fiscal Council's members, election of chairman and approval of the Internal Regulation of this entity, exclude the limit of shareholding of Fiscal Council's and Audit Committee's members at entities from other companies and amend certain rules on the composition of the Audit Committee;

(vii)       include the possibility of profit sharing with employees and managers, in compliance with the provision in article 190 of the Corporations Act;

(viii)      include the prescription term for the intent to have dividends not received or claimed, in compliance with the provision in article 287, item II, item "a" of the Corporations Act;

(ix)         amend certain rules relating to the Public Offer to Acquire all shares issued by the Company, in case relevant shareholding is achieved;

(x)          renumber and enhance the wording of certain provisions in the Bylaws.

1.3.       To establish the annual global remuneration of the Management and Fiscal Council's members for the 2016 fiscal year, and re-ratify the annual and global remuneration made in 2015; and

1.4.       To change the mass circulation newspapers in which the Company places its legal publications.

2.        ANNUAL GENERAL MEETING

2.1.    To examine, discuss and vote the Management Report, Financial Statements and other documents related to the fiscal year ending December 31, 2015, and decide on the allocation of the profits;

2.2.    To ratify the distribution of the remuneration to the shareholders (Interests on Equity and Dividends), as decided by the Board of Directors;

2.3.    To ratify the election of the members of the Board of Directors of the Company, which occurred at meetings held on August 5, 2015 and on March 1, 2016, and also elect a Deputy Chairman of the Board of Directors; and

2.4.    To elect the members of the Fiscal Council of the Company.

We welcome your participation in our Meeting, since it will be dealt with relevant issues to the Company and that reflect in creating value for our shareholders.

We understand that the information presented herein enables an early position for our shareholders and facilitates decision making. Our Investor Relations team is ready and available to resolve any question and to guide them.

Counting on your presence, we introduce our consideration and appreciation.

Sincerely,

Abilio Diniz

Chairman of the Board of Directors

Pedro Andrade de Faria

Global CEO

José Alexandre Carneiro Borges

Chief Financial and Investor Relations Officer

REPRESENTATION OF SHAREHOLDERS AT THE EXTRAORDINARY AND

ANNUAL GENERAL MEETING

INDIVIDUAL SHAREHOLDERS

▪ ID Card with picture;

▪ Statement including the respective shareholding interest, issued by the custodian bank. The Company's management recommends that the said proof shall be issued within two (2) business days prior to the expected date of the said meeting.

CORPORATE SHAREHOLDERS

▪ Notarized copy of the latest Bylaws or consolidated articles of association, and of the corporate documentation granting powers of attorney (e.g.: minutes of the election of officers);

▪ Identification Document from the legal representative(s) with picture;

▪ Statement including the respective shareholding interest, issued by the custodian bank. The Company's management recommends that the said proof shall be issued within two (2) business days prior to the expected date of the said meeting.

The corporate documents shall confirm the authority of the legal representative(s) that granted the power of attorney on behalf of the corporate shareholder.

SHAREHOLDERS REPRESENTED BY PROXY

▪ In addition to the aforementioned documents, notarized power of attorney, which shall have been granted within less than one (1) year for any proxy that is a shareholder, manager of the company, attorney-at-law or financial institution;

▪ Identification document of the proxy containing a picture.

The corporate documents shall prove the powers of the legal representative(s) granting the power of attorney on behalf of the legal entity.

As provided for in article 13 of the Company’s Bylaws, the shareholders intending to be represented by any proxy shall submit the respective power of attorney until March 31, 2016, the date that precedes by five (5) business days the date of the Extraordinary and Annual General Meeting, at Rua Hungria, 1.400, 5th floor, Jardim Europa, CEP

01455-000, in the City of São Paulo, State of São Paulo, with the Corporate Governance area.

FOREIGN SHAREHOLDERS

Foreign shareholders shall produce the same documents as the Brazilian shareholders, except that the corporate documents of legal entity and the power of attorney shall be notarized, consularized and translated by a sworn translation.

HOLDERS OF AMERICAN DEPOSITORY SHARES - ADSs

The holders of ADSs shall be represented by The Bank of New York Mellon, in the capacity of depository institution, as provided for in the Deposit Agreement entered into with BRF.

* * *

PROPOSAL OF THE BOARD OF DIRECTORS FOR THE EXTRAORDINARY AND ANNUAL GENERAL MEETING TO BE HELD ON APRIL 7, 2016

Dear Shareholders,

Further to Instruction Nº 481 of the Brazilian Securities and Exchange Commission, (local acronym CVM), of December 17, 2009, as amended (“ICVM 481”), we hereby present the following proposal by the board of directors (“Proposal”) of BRF S.A. (“Company” or “BRF”), containing the information and documents related to the subjects to be decided at the Extraordinary and Annual Shareholders Meetings of the Company to be held on April 07, 2016, at 11:00 hours (“OGM/EGM”), in the Company’s headquarters, located at Rua Jorge Tzachel, 475, Bairro Fazenda, in the City of Itajaí, State of Santa Catarina:

I.            EXTRAORDINARY GENERAL MEETING

(i)          To approve the change in article 5, caput, of the Company’s Bylaws, that deals with the capital stock, to reflect the new number of shares into which the Company´s capital stock is divided, due to the cancellation of the shares approved at the meeting of the Board of Directors held on February 25, 2016.

Management Proposal. To approve the change in article 5, caput, of the Company’s Bylaws, that deals with the capital stock, to reflect the new number of shares into which the Company´s capital stock is divided, due to the cancellation of  60,000,000 (sixty million) common shares issued by the Company held in treasury, as decided by the Board of Directors at a meeting held on February 25, 2016, within the terms of Attachment I to the present Proposal.

(ii)        To alter and consolidate the Company Bylaws.

Management Proposal. To alter and consolidate the Company´s Bylaws within the terms of the document that appears in Attachment I to the Proposal, and Attachment II in the report describing the origin and reasons for the proposed alterations, within the terms of article 11 of CVM Instruction 481 (ICVM 481).

(iii)      To establish the annual global remuneration of the Management and the  Fiscal Council for the 2016 fiscal year and re-ratify the annual and global remuneration made in 2015.

Management Proposal. To approve the annual global remuneration for the Management and Fiscal Council in the amount of up to R$ 106.0 million. The proposed amount for the annual global remuneration of the Management and Fiscal Council members of up to R$ 106.0 million refers to the limit proposed for the fixed remuneration (salary or management fees, direct and indirect benefits and social contributions) and benefits due to termination of position, as well as the variable remuneration (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan. To re-ratify the annual global remuneration of the Management and the Fiscal Council made in 2015 in the sum of R$ 80.2 million, in line with the decision taken by the Company´s Board of Directors at the Meeting held on October 29, 2015.

Attachment III to the Proposal presents the information relative to Item 13 of the Company´s Reference Form.

(iv)       To change the mass circulation newspapers in which the Company places its legal publications.

Management Proposal. To change the mass circulation newspapers in which the Company places its legal publications in order to exclude “Diário Catarinense”. Therefore, the Company will continue to places its publications only in the “Diário Oficial do Estado de Santa Catarina” and “Valor Econômico”.

II.          ORDINARY GENERAL MEETING

(i) To examine, discuss and vote on the Management Report, Financial Statements and other documents related to the financial year ending December 31, 2015, and decide on the allocation of the profits.

Management Proposal. To approve: (a) the management accounts and financial statements of the Company for the fiscal year ended on December 31, 2015 (“2015 Fiscal year”), accompanied by the management report, explanatory notes, opinions of the independent auditors and Fiscal Council, the Statutory Audit Committee and the comments of the Board of Directors on the Company´s financial situation, within the terms of Item 10 of the Company´s Reference Form, according to Attachment IV to the Proposal; and (b) the destination of the Net Income of the 2015 Financial year, within the terms of Attachment V to the Proposal, according to Attachment 9-1-II to the ICVM 481.

(ii) To ratify the distribution of the remuneration to the shareholders (Interest on Equity and Dividends), as decided by the Board of Directors.

Management Proposal. To ratify the distribution of the sum of R$ 990,700,000 to shareholders, corresponding to R$ 1.1998 per share, paid on: (a) August 14, 2015 (R$ 0.5024 per share, in the sum of R$ 425,859,000) and on February 12, 2016 (R$ 0.5845 per share, in the sum of  R$ 473,398,000), in the form of interest on shareholders´ equity, with Withholding Tax deducted at Source, in line with the prevailing legislation; and (b) February 12, 2016 (R$0.1129 per share in the amount of R$ 91,443,000) in the form of dividends.

To also ratify the distribution of additional dividends available in the profit reserve in the sum of R$ 98,210,000, corresponding to R$ 0.1217 per share to be paid on April 1, 2016. These sums amount to a total of R$ 1,088,910,000 in remuneration to the shareholders, in accordance with Attachment V to the Proposal.

(v)        To ratify the election of members of the Board of Directors of the Company, which occurred at meetings held on August 5, 2015 and on March 1, 2016, and also elect a Deputy Chairman of the Board of Directors.

Management Proposal. Within the terms of article 16, clause 5, of the Company´s Bylaws, as well as the minutes of the Meeting of the Board of Directors held on August 5, 2015, to ratify the election of Messieurs Renato Proença Lopes and Sérgio Ricardo Miranda Nazaré, as regular and substitute members, respectively, of the Board of Directors of the Company. Furthermore, the Board of Directors of the Company proposes to ratify the election of Mr. Aldemir Bendine to the position of regular member and Mr. Henrique Jäger to the position of substitute member of the Board of Directors, as decided on the meeting held on March 1, 2016.

Should the election of Messieurs Renato Proença Lopes, Sérgio Ricardo Miranda Nazaré, Aldemir Bendine and Henrique Jäger be ratified, the term of office of these counsellors will be joined to those of the other members of the Board of Directors of the Company, which will end at the Ordinary General Meeting of shareholders that will consider the management accounts for the fiscal year to end on December 31, 2016.

Attachment VI to the Proposal presents the information relative to the candidate members of the Board of Directors, within the terms of Items 12.5 to 12.10 of the Company´s Reference Form.

It is hereby established that the election of the substitute members mentioned above will only occur should there be no approval of the reform of the Company Bylaws within the terms of the decision to be taken by the Shareholders in item I (ii) above, as this foresees the extinction of the position of substitute member of the Board of Directors. However, should this deliberation be approved, the term of office of the current substitute members of the Board of Directors will end automatically.

In conclusion, the Board of Directors proposes the election of Mr. Renato Proença Lopes to the positon of Deputy Chairman of the Board which has been vacant since May 28, 2015 when Mr. Marco Geovanne Tobias da Silva resigned. He had been elected to the position at the Annual and Extraordinary General Meetings of April 8, 2015.

(iii) To elect the members of the Fiscal Council of the Company.

Management Proposal.  As the Company´s Fiscal Council´s functions end at the Ordinary and Extraordinary Shareholders Meetings to be held on April 7, 2016, as stated in clause 5 of article 161 of Law Nº 6.404, of December 15, 1976, as amended, the Board of Directors proposes the new installation of the Fiscal Council, to function until the ordinary general meeting which will examine, discuss and vote on the management accounts and financial statements for the fiscal year ending on December 31, 2016, with the re-election of the following members:

Regular Members	Substitute Members
Attílio Guaspari	Susana Hanna Stiphan Jabra
Marcus Vinicius Dias Severini	Marcos Tadeu de Siqueira
Reginaldo Ferreira Alexandre	Walter Mendes de Oliveira Filho

Attachment VI to the Proposal contains the information relative to the candidates to become members of the Company´s Fiscal Council, within the terms of Items 12.5 to 12.10 of the Company´s Reference Form.

These are the proposals the Board intends making and expects to be approved by the shareholders.

* * *

Company  shareholders interested in accessing information or raising questions relating to the above proposals should contact the Company´s Investor Relations or Corporate Governance areas at the following phone numbers: +55 (11) 2322-5049/5050/5061/5544 or via e-mail: acoes@brf-br.com. All documents related to this Meeting are available to shareholders at the following site: www.brf-global.com/ri.

São Paulo, March 1, 2016.

Abilio dos Santos Diniz	José Carlos Reis Magalhães Neto
Manoel Cordeiro Silva Filho	Luiz Fernando Furlan
Vicente Falconi Campos	Renato Proença Lopes
Walter Fontana Filho	Henri Philippe Reichstul
Aldemir Bendine